                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                          (AMENDMENT NO. _____________)

                           EQUINE NUTRACEUTICALS, INC.
         ---------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

            NEVADA                       200                      80-0008997
 -----------------------------------------------------------------------------
   (State or Other Jurisdiction    (Primary Standard            (IRS Employer
         of Incorporation       Industrial Classification   Identification No.)
         or Organization)             Code Number)

                      19 BENTHAVEN PLACE, BOULDER, CO 80305
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                      19 BENTHAVEN PLACE, BOULDER, CO 80305
         ---------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

     MS. MARIANNE SUN, 19 BENTHAVEN PLACE, BOULDER, CO 80305 (800) 262-4023
     ----------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent For Service)

         Approximate Date of Commencement of Proposed Sale to the Public: FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for te same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


    Title Of Each                            Proposed         Proposed
       Class Of                               Maximum          Maximum
     Securities            Amount            Offering         Aggregate          Amount Of
        To Be               To Be              Price           Offering        Registration
     Registered          Registered          Per Unit (1)      Price (1)            Fee

Common Stock              2,652,600            $.01             $26.526            $2.44


(1) Estimated for purposes of computing the registration fee pursuant to Rule 457.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

         The information is this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                   PROSPECTUS

                                2,652,600 SHARES
                                       OF
                           EQUINE NUTRACEUTICALS, INC.

                                  COMMON STOCK

         This Prospectus relates to 2,652,600 shares of our common stock, par value $.001 per share. There is no public market for our common stock. We are not selling any of these shares and will not receive any of the proceeds from the sale of the shares. The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK, AND PROSPECTIVE PURCHASERS SHOULD BE PREPARED TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT. (SEE "RISK FACTORS" ON PAGE 6).

         For purposes of qualifying pursuant to a Registration Statement filed on Form SB-2, the Company has placed an aggregate value on the 2,652,600 Shares of $26.526 or $.01 per Share. Such price has been arbitrarily determined and bears no relationship to the results of operations or assets of the Company.



                The date of this prospectus is March _____, 2002.


         (THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK)

                                TABLE OF CONTENTS

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS

NO.       TITLE                                                                            PAGE NO.
---       -----                                                                            --------
Item  3.  Summary Information and Risk Factors............................................     2
Item  4.  Use of Proceeds.................................................................     7
Item  5.  Determination of Offering Price.................................................     7
Item  6.  Dilution........................................................................     7
Item  7.  Selling Security Holders........................................................     8
Item  8.  Plan of Distribution............................................................     9
Item  9.  Legal Matters...................................................................    10
Item 10.  Directors, Executive Officers, Promoters and Control Persons....................    10
Item 11.  Security Ownership of Certain Beneficial Owners and Management..................    12
Item 12.  Description of Securities.......................................................    12
Item 13.  Interest of Named Experts.......................................................    15
Item 14.  Disclosure of Commission Position on Indemnification for Securities
          Act Liabilities ................................................................    15
Item 15.  Organization Within Last Five Years.............................................    15
Item 16.  Description of Business.........................................................    16
Item 17.  Management's Discussion and Analysis or Plan of Operation.......................    19
Item 18.  Description of Property.........................................................    20
Item 19.  Certain Relationships and Related Transactions..................................    20
Item 20.  Market for Common Equity and Related Stock Matters..............................    21
Item 21.  Executive Compensation..........................................................    21
Item 22.  Financial Statements............................................................    22
Item 23.  Change in and Disagreements with Accountants on Accounting and
          Financial Disclosure............................................................    22

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.......................................    23
Item 25.  Other Expenses of Issuance and Distribution.....................................    23
Item 26.  Recent Sales of Unregistered Securities.........................................    24
Item 27.  Exhibits........................................................................    25
Item 28.  Undertakings....................................................................    26

Signatures................................................................................    27



ITEM 3.  SUMMARY OF INFORMATION AND RISK FACTORS


                               PROSPECTUS SUMMARY

         This entire prospectus and our consolidated financial statements and related notes should be read carefully. There is more detailed information in other places in the prospectus. Unless the context requires otherwise, "we," "us," "our," the "Company" and similar terms refer to Equine Nutraceuticals, Inc.

OUR COMPANY

         Equine Nutraceuticals, Inc.'s primary business is the development of nutritional supplements for the horse industry. We will concentrate our efforts in four major categories: The delivery system (pill, liquid, powder, other), palatability (taste, texture, form), efficacy and malady specific formulas with multiple ingredients (joint disorders, colic, immune enhancers). These supplements will be custom designed for three major categories, which are industrial, recreational and racing.

         We were incorporated on December 12, 2001 in the State of Nevada. Our address and telephone number is 19 Benthaven Place, Boulder, Colorado 80305,
(800) 262-4023, Fax number (480) 467-0213.

         We are a development stage company conducting staff research and locating and securing veterinarians from the three major horse categories. We plan to investigate and evaluate which university will best serve our product's specific needs and we are reviewing laboratory and supplement manufacturing facilities so as to narrow the product categories.

                                  THE OFFERING

Common stock offered...................................................2,652,600

Common stock outstanding
immediately prior to this offering....................................13,152,600

Risk factors.........................................An investment in our common stock is highly speculative
                                                     and involves a high degree
                                                     of risk.

                                  RISK FACTORS

RISKS RELATING TO THE COMPANY

         BECAUSE WE DO NOT HAVE AN OPERATING HISTORY, YOUR INVESTMENT IN OUR COMMON STOCK MAY BE LOST AS WE MAY NEVER BECOME PROFITABLE

         We are a development stage company. We were incorporated on December 12, 2001 and we have had no operations to date. We are a research and product company. Our veterinarian research division plans to create the formulas for horse malady specific categories. These products will be sold through veterinarians, through trade publications, through tack and feed stores and online. These products have not yet been marketed. As a result, we are likely to have expenses without any corresponding revenues and we may not be able to generate sales of our products. If we are unable to effectively market our products and become fully operational, we will incur losses and you may lose your investment.

         IF WE ARE UNABLE TO ATTAIN MARKET ACCEPTANCE OF OUR PRODUCTS, WE MAY NOT ACHIEVE PROFITABLE OPERATIONS AND YOUR INVESTMENT MAY BE LOST

         We will need substantial financing to manufacture and market our products. If our available cash resources are depleted before we establish operation and generate revenues, we may have to borrow funds. Such loans may not be available to us. Once our common stock begins trading, we intend to raise capital in private placements. We may be unable to raise the necessary capital and if we cannot obtain additional financing to pursue our business plan, you may lose your investment.

         IF WE ARE UNABLE TO ATTAIN MARKET ACCEPTANCE OF OUR PRODUCTS, WE MAY NOT ACHIEVE PROFITABLE OPERATIONS AND YOUR INVESTMENT MAY BE LOST

         Our anticipated products will be new products and therefore we cannot predict how the products will be received among potential customers for use in the horse industry. If we cannot develop markets for our products, you may lose your investment.

         DEPENDENCE ON QUALIFIED VETERINARIANS AND RESEARCH FACILITIES:

         The nature of supplementation, acquisition and retention of qualified veterinarians and their research facilities is essential to the qualitative development of our business. We will therefore be dependent upon the scientific credentials and expertise of our doctors to help us create the product formulas we envision.

         DEPENDENCE ON INTERNET GROWTH:

         Our success will in part be determined by and dependent upon sales through our Internet site. Although horse owners by and large are less likely to use the Internet as a source of information about diet and nutrition, they do use the net to purchase already accepted products. Providing that Internet use and growth continues, the net will play a significant role in the dissemination of our products and information. However, if the Internet infrastructure does not effectively support growth that may occur, our business, results or operations and financial condition would be materially and adversely affected.

         COMPETITIVENESS IN THE HORSE SUPPLEMENT INDUSTRY:

         The horse supplement industry is a very crowded field and intensely competitive. There can be no assurance that any competitors will not develop and offer products similar, or even superior, to the products to be developed by us. Such competitiveness is likely, among other things, to bring both a strong price and quality to the sale of our services. This will mean increased costs in the form of R&D, marketing, manufacturing and customer services, along with a reduction in product pricing. Generally, this will have a significant negative effect on our bottom line profits.

         GOVERNMENT REGULATIONS MAY REDUCE SALES IF RESTRICTIVE REGULATIONS ARE
ADOPTED:

         The Equine supplementation industry is unregulated at this time. No specific criteria are required to produce vitamins and/or minerals used in the horse world. It is the intention of the Company however, to use only facilities and labs that adhere to the highest quality standards of purity, accuracy and quality. Additionally, our supplement formulas will be drafted and mixed by doctors of veterinary medicine. We cannot predict when or if there will ever be federal regulations governing this industry, but should such regulations materialize, they could have a material adverse effect on our business.

         DEPENDENCE ON KEY PERSONNEL:

         Were dependent on our executive officers, the loss of any one whom would have an adverse effect on the Company. Marianne Sun is the founder of the Company. Ms. Sun serves as the Chief Executive Officer and as a director. The other key personnel of the Company are Paul Haberstrok, Vice-President and director and Nancy Kleiner, also a Vice-President and director.

RISKS RELATING TO OUR COMMON STOCK

         BECAUSE OUR COMMON STOCK IS NOT LISTED ON A STOCK EXCHANGE OR NASDAQ, INVESTORS MAY BE UNABLE TO RESELL THE COMMON STOCK

         Presently there is no established market for our common stock. We do not know if a market for our common stock will be established or that, if established, a market will be sustained. Therefore, investors should realize that they may be unable to sell our common stock if they purchase it. Accordingly, investors must be able to bear the financial risk of losing their entire investment in our common stock.

         PURCHASE OF OUR COMMON STOCK MAY BE LIMITED TO INVESTORS IN A LIMITED NUMBER OF STATES BECAUSE OF STATE SECURITIES LAWS

         Our common stock will only be available for sale in a limited number of states. Because states may place restrictions on the purchase by their residents, the market for our common stock may be limited. As a result, you may be unable to sell your shares to residents in other states.

         OUR COMMON STOCK PRICE MAY BE HIGHLY VOLATILE AND INVESTORS MAY NOT BE ABLE TO SELL THEIR STOCK AT OR ABOVE MARKET PRICES

         If a market for our common stock develops, the market price may be highly volatile. As long as the future market for our common stock is limited, investors who purchase our common stock may only be able to sell their shares at a loss. Factors that could cause our common stock price to be volatile may include:

..  limited liquidity of the market for our common stock;
..  limited demand for our product;
..  the start-up nature of our business;
..  changes in how the market perceives us and how it perceives the nature of our business,
..  strategic partnerships or joint ventures;
.. additions or departures of key personnel, and .. sales of common stock.

         SINCE A SIGNIFICANT PORTION OF OUR COMMON STOCK IS BEING REGISTERED AND MAY BE AVAILABLE FOR RESALE, A SIGNIFICANT OVERHANG ON THE MARKET COULD DEPRESS THE MARKET PRICE OF OUR STOCK

         Following the effective date of this registration statement, 2,652,600 shares of our common stock will be eligible for resale to the public. This amount of common stock represents a significant overhang on any market that may develop for our common stock. If a substantial number of shares in this overhang were sold in a short period of time, any market for our common stock could be dramatically depressed.

         SINCE OUR COMMON STOCK IS SUBJECT TO THE PENNY STOCK RULES, YOU MAY EXPERIENCE SUBSTANTIAL DIFFICULTY IN SELLING SHARES OF OUR COMMON STOCK

         The Securities and Exchange Commission has established the penny stock rules, which restrict the ability of brokers to sell certain securities of companies whose assets, revenues, and/or stock price fall below minimal thresholds. Since we are only in the developmental stage, we are subject to these rules and our common stock is deemed a "penny stock." The penny stock rules generally require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC prior to a transaction in a penny stock. The broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. These additional requirements may hinder your ability to sell our common stock.

         MARKET FOR COMMON STOCK

         There is no public trading market for our common stock or other securities. Following the effective date of this registration statement, we are hopeful that we can become listed and a trading market will develop on the NASD Over-The-Counter Bulletin Board.

         THE ISSUANCE OF NEW SECURITIES MAY RESULT IN DILUTION OR SUBORDINATION OF CURRENT SHAREHOLDERS INTERESTS

         If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of current shareholders will be reduced, current shareholders may experience additional dilution, and such securities may have rights, preferences and privileges senior to those of current shareholders.

         WE HAVE PAID NO DIVIDENDS ON OUR COMMON STOCK AND WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE SUFFICIENT EARNINGS TO PAY CASH DIVIDENDS ON OUR COMMON STOCK IN THE FUTURE

         We intend to retain earnings to fund our operations. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

         OUR INABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL MAY IMPAIR EARNINGS OR ENHANCE LOSSES

         Profitability will depend, in part, on our ability to hire and retain the necessary personnel to operate our business. In particular, it will be necessary for us to hire and retain personnel with skills and experience in our industry. Competition for such personnel is intense and there is no assurance that we will be able to successfully attract, integrate or retain such qualified personnel. There is also no assurance that we will be able to identify, attract, hire, train, retain and motivate other highly skilled technical, administrative, managerial, marketing and customer service personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition. Until we are successful in our ability to generate revenues or raise external funding, we will be reliant upon the efforts of our executive officers.

         WE ARE CURRENTLY CONTROLLED BY OUR PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS WHICH MAY PREVENT A CHANGE IN CONTROL OF THE COMPANY TO THE DETRIMENT OF SHAREHOLDERS

         Presently, our directors and officers beneficially own approximately 79.83% of the outstanding common stock. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company which may be disadvantageous to shareholders.

         OUR GOAL IS TO BE A VIABLE, PROFITABLE ENTITY. SHOULD ONE OR SEVERAL OF THESE FACTORS BE IMPLEMENTED OR BECOME EFFECTIVE, THIS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND AS SUCH, PLACE ANY INVESTMENT IN THIS OFFERING AT RISK OF PARTIAL OR COMPLETE LOSS

                           FORWARD LOOKING STATEMENTS

         This prospectus contains statements about our future operations which involve risks and uncertainties. Our actual results could differ in significant ways from our anticipated future operations due to many factors, including the "Risk Factors" beginning on page 6. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should carefully read all information in this prospectus including its detailed information and the financial statements and the accompanying explanatory notes before making an investment decision.

ITEM 4.  USE OF PROCEEDS

         The Company is not selling any of these shares and accordingly, will not receive any of the proceeds from the sale of the shares.

ITEM 5.  DETERMINATION OF OFFERING PRICE

         Not applicable to the prospectus. The selling security holders will be able to determine the price at which they sell their securities.

ITEM 6.  DILUTION

         We are not registering any unissued shares in this registration statement. Dilution would not occur as a result of any shares being sold by the selling shareholders in this registration statement. Dilution would, however, occur upon the issuance of shares at a later date by the Company pursuant to its financing requirements.

ITEM 7.  SELLING SECURITY HOLDERS

         The securities are being sold by the selling security holders named below. The table indicates that all the securities will be available for resale after the Offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this Offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. The Company will not receive any proceeds from the sale of the securities.



                        NUMBER OF       NUMBER OF         PERCENTAGE
                         SHARES        SHARES TO BE      OWNED BEFORE
     SHAREHOLDER          OWNED         REGISTERED       THE OFFERING
     -----------        ---------      ------------      ------------

1.   Ninth Inning
     Investments Ltd.    500,000          500,000           3.80 %

2.   Betty Gray          500,000          500,000           3.80 %

3.   Dena Dotson         500,000          500,000           3.80 %

4.   Alex Johnston       500,000          500,000           3.80 %

5.   Levon Schneider     500,000          500,000           3.80 %

6.   Harold Niblack      100,000          100,000           0.76 %

7.   Ken Kadonaga          5,000            5,000           0.038%

8.   Lorraine Peller       2,000            2,000           0.016%

9.   Jacqueline Mortroni   1,000            1,000           0.008%

10.  Holly Hodder          2,000            2,000           0.016%

11.  Janine Corletta       1,000            1,000           0.008%

12.  Mark Simmons          1,000            1,000           0.008%

13.  Charles Austin        2,000            2,000           0.016%

14.  Helen Austin          1,000            1,000           0.008%

15.  Athene Freeman        1,000            1,000           0.008%

16.  Jane and John Hutton  1,000            1,000           0.008%

17.  Robert Motroni        1,000            1,000           0.008%

18.  Niels Andersen        2,000            2,000           0.016%

19.  Colleen Jais          1,000            1,000           0.008%

20.  Steven Jais           1,000            1,000           0.008%

21.  Luanne Kay            1,000            1,000           0.008%

22.  Wendy and Nick
       Appleyard           1,000            1,000           0.008%

23.  Chris Giancola        1,600            1,600           0.012%

24.  Vincent Zaldiver      5,000            5,000           0.038%

25.  Yolanda Aubert        3,000            3,000           0.023%

26.  Port A. Stall,
       Equine Housing      1,000            1,000           0.008%

27.  Barry Strauss         1,000            1,000           0.008%

28.  Amy Johnston          1,000            1,000           0.008%

29.  Beverly Williams      1,000            1,000           0.008%

30.  Melanie Ghiz          5,000            5,000           0.038%

31.  David Ghiz            5,000            5,000           0.038%

32.  Lewis Ghiz
       Family Trust        5,000            5,000           0.038%
                       ---------        ---------           -----
     TOTAL SHARES      2,652,600        2,652,600           20.16%
                       =========        =========           =====


ITEM 8.  PLAN OF DISTRIBUTION

         The securities offered by this prospectus may be sold by the selling security holders or by those to whom such shares are transferred. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

         Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our Company. For instance, an illegal distribution may occur if any of the selling securities holders provide us with cash proceeds from their sales of the securities.

         In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

         The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledgee in such a loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange-traded, listed option transactions that require the delivery of the securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

         In addition to, and without limiting the foregoing, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the exchange act, including, without limitation, "Regulation M," which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person.

         There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Exchange Act, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

         The securities offered by this prospectus will be freely transferable, except for shares received by people who may have a special relationship or affiliation with us. People who may be considered our affiliates after the distribution generally include individuals or entities that control, are controlled by or under common control with us. This may include some or all of our officers and directors. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as exemptions afforded by section 4(1) of the Securities Act or Rule 144 thereunder.

         All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling securities holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

ITEM 9.  LEGAL MATTERS

         There are currently no pending or threatened legal proceedings which involve the Company or against any of our officers or directors as a result of their capacities with the Company.

         The legality of the issuance of the shares offered hereby will be passed upon for us by the Law Offices of Carmine J. Bua of San Diego, California (Exhibit No. 3).

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following information reflects the background and experience of the directors and officers of the Company.

MARIANNE SUN
CHIEF EXECUTIVE OFFICER AND DIRECTOR

         MS. MARIANNE SUN, age 53, received a Bachelor of Arts degree in History and Economics from the University of Massachusetts and a Masters of Arts in History and Economics from Northeastern University. MS. SUN has successfully transformed both private and public companies. Her skill is in both start ups and turnarounds. She is well versed in public offerings and has successfully guided a private company through its public offering. She has acquired an extensive knowledge of supplementation as a CEO of a vitamin supplement company. Her extensive marketing experience includes international sales and the establishment of distribution networks domestically and abroad. MS. SUN is experienced and skilled in both public relations, investor relations, and excels in establishing state of the art operations.

PAUL HABERSTROH
VICE PRESIDENT AND DIRECTOR

         MR. PAUL HABERSTROH, age 44, received a Bachelor of Arts degree in Accounting and Economics from St. Mary's College in California. MR. HABERSTROH brings over 20 years of sales and marketing experience to the Company. His comprehensive management experience includes building sales teams and distribution networks. He has a proven track record in challenging business environments which is a perfect complement to this start up. MR. HABERSTROH, who is currently the managing partner of Distinctive Imaging, LLC, also has extensive experience in web site development and Internet marketing. He excels in the area of new business development including both fund raising and sponsorship agreements.

NANCY KLEINER
VICE PRESIDENT AND DIRECTOR

         MS. NANCY KLEINER, age 45, received a Bachelor of Arts degree in Physical Education from Indiana University. MS. KLEINER is a Silver and Bronze medal winner in the U.S. Dressage Olympics which is the U.S. Eastern style of riding. She has spent 25 years honing her skill and has become one of only 100 certified Dressage instructors certified by the USDF (United States Dressage Federation). A multiple horse owner, she is also a renowned judge and trainer. She travels extensively throughout the Midwest, Northeast, and Southeast training both horses and riders. She is sought after as a judge and frequently as a commentator for modern Dressage events. She is currently the trainer of a gelding owned by the winner of last year's Breeders Cup. MS. KLEINER has extensive associations and relationships in both the recreational horse world and the racing world.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of the date of this prospectus, regarding the beneficial ownership of the Company's common by (i) each person who is known to the Company to own beneficially more than five percent (5%) of the outstanding shares of the common stock of the Company, (ii) each director, (iii) each named executive officer, and (iv) all officers and directors as a group.



    NAME OF
    BENEFICIAL OWNER               NO. SHARES            %OWNERSHIP(1)
    ----------------               ----------            -------------

1.  Marianne Sun                   10,000,000            76.03%

2.  Paul Haberstroh                   250,000             1.90%

3.  Nancy Kleiner                     250,000             1.90%

4.  All Officers and
      Directors as a
      Group                        10,500,000            79.83%


(1)  Based upon 13,152,600 shares of common stock issued and outstanding.

ITEM 12. DESCRIPTION OF SECURITIES

         The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and By-Laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

(a)  COMMON STOCK

         (i)   General

         We are authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share. As of March 1, 2002, there were 13,152,600 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

         (ii)  Voting Rights

         Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

         (iii) Dividend Policy

         All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights, if any, of the holders of outstanding shares of preferred stock. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

         (iv) Miscellaneous Rights and Provisions

         Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

(b)  PREFERRED STOCK

         (i)   General

         The Company is also authorized to issue preferred stock in such amounts as may be determined by the Board of Directors. The preferred stock may be issued in one or more series with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and qualifications and rights as the Company's Board of Directors may determine. There are no preferred shares outstanding.

         (ii)  Dividends, Voting, Liquidation and Redemption

         Upon issuance, our Board of Directors will determine the rights and preferences of shares of preferred stock. The Board of Director's ability to issue preferred stock without further shareholder approval has the potential to delay, defer or prevent a change in control of our corporation. Moreover, the Board of Director's discretion in designating specific rights and preferences may have the potential to dilute or devalue the stock held by the common shareholders.

(c)  SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this Offering, we will have outstanding an aggregate of 13,152,600 shares of our common stock. Of the total outstanding shares, 2,652,600 shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term in defined in Rule 144 under the Securities Act (the "Affiliates"). Of the remaining 10,500,000 shares of common stock held by existing stockholders, all 10,500,000 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

         In general, under Rule 144 as currently in effect, any of our Affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

         Further, Rule 144A as currently in effect, in general, permits unlimited resale of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

         As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

(d)  SHAREHOLDERS

         As of March 1, 2002, there are 35 holders of the Company's common stock.

(e)  TRANSFER AGENT

         The Company initially will act as its own transfer agent and registrar for the Company's common stock until such time as it makes application for listing to become a publicly traded company.

ITEM 13. INTEREST OF NAMED EXPERTS

         Our audited financial statements for the year ended December 31, 2000 and for the two months ended February 28, 2002 (unaudited) have been included in this prospectus in reliance upon Brock and Company, CPA's, P.C., 2895 Canyon Boulevard, Suite 340, Boulder, CO 80302, independent Certified Public Accountants, as experts in accounting and auditing.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS

         The Company was incorporated on December 12, 2001. Since inception, the Company has not been a party to any transaction or proposed transaction wherein any director, executive officer, nominee for election as a director, security holder named herein in the paragraph entitled "Security Ownership of Certain Beneficial Owners and Management" or any member of the immediate family (including spouse, parents, siblings and in-laws) of any of the above mentioned persons, was or is to be a party, in which the above mentioned persons had or is to have a direct or indirect material interest.

         Still further, no promoters have been involved with the Company either directly or indirectly since its inception.

ITEM 16. DESCRIPTION OF BUSINESS

         Under this section we provide detailed forward looking statements regarding our business plan. Investors should note that we have not made significant strides toward implementation of many of the initiatives described in this section, including hiring a sales and marketing team, securing sufficient funding, completing development of our product line, and recruiting third party agents to market our products, among other planned initiatives. Failure to execute any of these objectives could have a material adverse effect on our business, operations and financial condition any of which may lead to the partial or complete loss of your investment.

SUMMARY OF COMPANY'S BUSINESS AND PRODUCTS

         The Company was incorporated in the State of Nevada on December 12, 2001. We are presently considered a development stage company in that we have had no operations to date. At this time we are in the research phase of our business plan for the development and marketing of nutritional supplements for the horse industry.

         Our research and development efforts will be concentrated in four major categories. These categories will include the delivery system (i.e., pill, liquid, powder, other), palatability (taste, texture, form), efficacy (how effective is the product on equine health), and malady specific formulas with multiple ingredients to custom address certain problems (joint disorder, colic, immune depletion). These supplements will be custom designed for the three major equine categories according to the U.S. Department of Agriculture, that is industrial (police, farming), recreational (eastern riding, jumping, dressage, western riding, rodeo, quarter horses, harness horses) and racing.

         As a development stage company, we will be conducting staff research, locating and securing veterinarians to act as consultants and researchers. We plan to investigate and evaluate which university will best serve our products' specific needs. We will also review laboratories and supplement manufacturing facilities so as to narrow the product categories.


MARKET ANALYSIS AND INDUSTRY BACKGROUND

         More than ten (10%) of U.S. households currently participate in riding. Of the 1,900,000 people who currently own horses, 97% ride them for pleasure. Fully two thirds of all current horse owners own more than one horse.*(Barents Group of Washington D.C. commissioned by the American Horse Council Foundation.)

         There are approximately 6.9 million horses owned in the U.S. Approximately eighty five percent (85%) of these horse owners feed their horses nutritional supplements which equates to approximately 5.9 million horses. The most popular supplements address joint disorders, hoof problems, coat enhancers and antioxidants.

         Due to mineral deficiencies in the hay and feedstock, almost every horse can benefit from a quality, all natural supplement. In the equine healthcare market, men are more likely to be the health care decision maker and to implement health care cooperation in the racing, farming an ranching sectors. The gender distribution was closer to 50/50 where horses were used for pleasure, showing, competition and breeding.

         The diversity of the activities that horses perform creates specific niche markets which can be specifically targeted with specialized nutritional supplements.

CUSTOMER PROFILE

         The equine industry has three major categories, racing, municipal and recreational. The recreational show category is by far the largest, comprising approximately 5 million of the 6.9 million horses in the U.S. today. As previously stated, information about equine health is sought primarily through veterinarians and trade publications. This factor is the reason why the Company intends to form its most important relationships with the equine veterinarian industry. It is through this network in addition to tack and feed stores, trade publications and word of mouth that the Company plans to distribute its product information.

MARKETING

         According to the U.S. Department of Agriculture, in Highlights of Equine, 1998 Study Results: Part 1., fifty eight percent (58%) of horse owners considered veterinarians the most important source of equine nutrition and diet information. Therefore the majority of our marketing will be targeting veterinarians, both through their practices and their industry summit meetings. Additionally, we plan to target trade publications especially, Equus, Quarter Horse Magazine and others. We also plan to establish a presence at trade events, which include Dressage, Arabians, Quarter Horses and the racing industry. Finally, tack and feed stores and their catalogues will round out our marketing strategy. We anticipate that our website will provide easy online ordering as well as a monthly newsletter.

COMPETITION

         Vitamins and supplementation for animals is a multibillion dollar industry. These products vary from a simple coat enhancing lanolin to a multicomplex formula used for kidney failure. While the market place is crowded, the Company has chosen three areas of concentration. The delivery system (powder, pill, paste etc.), palatability (taste, texture, shelf life) and efficacy, (does the particular supplement measurable enhance the animals quality of life and or performance.)

         The supplement industry is also intensely competitive. There can be no assurance that any competitors will not develop and offer products similar, or even superior to the products deveeloped by us. Such competitiveness is likely to, among other things, bring both strong price and quality to the sale of our services. This will mean increased costs in the form of R&D, marketing, manufacturing and customer services, along with a reduction in product pricing. Generally this will have a significant negative effect on our bottom line profits.

         We believe our ability to compete successfully in the equine supplement market depends on a number of factors, including market presence, the uniqueness of our formulas, the palatability of our products, the ease of the delivery system, and the continuing research on important equine issues like Colic, West Nile Encephalitis, Equine Infectious Anemia, Strangles, Thrush and kidney failure.

         Our success will also be dependent upon the adequacy of our customer response support services; the capacity and reliability of our research, the thoroughness of our marketing campaign, our pricing policies, our competitors and suppliers; the timing and introduction of new products and our ability to support emerging industry standards, there can be no assurance that we will have the financial resources, technical expertise or marketing support capabilities to compete successfully.

         We expect to compete for customers with the following companies that also provide horse supplements. 1. Nutramax Laboratories, 2. Nutrena, 3. Equisential, a division of Professional's Choice, 4. Innvac, Endocvac-Equi, 5. Allegra, Equine formula, 6. Vita-flex Nutrition, 7. Opt.E.Horse, 8. Dermafas, 9. Osteocare, Starhorse Products, 10. Foxden Equine, 11. A Drop in the Bucket, Natural Health Care for Horses, 12. Gateway Products, 13. Hawthorne Products,
14. Vetrephram, 15. Equine Scientific Products, 16. Equine Therapeutics, 17. Inter-Cal Nutraceuticals, 18. Smart Pack, 19. New Generation Nutrition, 20. Viobin USA, and 21. Equipet.

         We expect that competition for customers will continue to intensify for the foreseeable future. Increased competition could result in additional sales and marketing expenses and user acquisition costs and result in increased user turnover and decreased advertising revenues. We may not be able to offset the effects of these increased costs and may not have the resources to continue to compete successfully.

PATENTS, TRADEMARKS AND PROPRIETARY TECHNOLOGY

         We currently do not have any patents, trademarks or proprietary technology. We will, however, be developing specific formulas to support specific equine maladies. In the event such development yields formulas that will be so novel and/or unique so as to be legally protectable, the appropriate patent applications will be filed and the associated trademarks will be registered.

NO NEED FOR GOVERNMENT APPROVAL

         At the present time, the equine supplementation industry is not regulated by the government. Accordingly, no specific criteria are required to produce vitamins and/or minerals used in the horse world. We cannot predict if or when there will ever be federal regulations governing this industry. Should such regulations materialize we must necessarily assure that our products are in conformance with any and all such regulations.

EMPLOYEES

         At present, we have one full-time employee and no part-time employees.

REPORTS TO SECURITY HOLDERS

         The Company is presently not required to file an annual report to its shareholders, however, the Company will voluntarily furnish its shareholders with annual reports containing audited financial statements and other reports as the management may deem necessary or appropriate to keep the shareholders informed of the Company's progress.

ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

         The following discussion regarding the Company and its business and operations contains "forward-looking statements." Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variation thereon or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

PLAN OF OPERATION

         The Company is in its start-up and development phase and has yet to realize any revenues. Accordingly, we have devised an appropriate business plan for the first twelve (12) months of our anticipated operations.

SATISFACTION OF ANTICIPATED CASH REQUIREMENTS

         The Company will need both initial and secondary financing in order to satisfactorily implement its business plan. We anticipate the need to obtain a minimum funding of $750,000 for our planned first twelve (12) months of operation. This required financing has been allocated for the following three
(3) central areas:

         1.  Salaries and Consultant Fees                    $250,000

         2.  Research and Product Development                $250,000

         3.  Marketing and Advertising                       $250,000

         In order to obtain this necessary funding, the Company plans to sell additional shares pursuant to the appropriate Private Placement exemptions available to it. The exact nature, share price and other factors have not yet been determined or established. These fund raising efforts represent a primary and critical task in order for the Company to implement its business plan.

         Please specifically note that we face substantial risks in executing our business plan and achieving revenues. We anticipate that the business will run at a loss for the next 24 months. This initial anticipated loss is not uncommon in a start-up business. We believe that this 24 month time frame is realistic and we are planning our operations so as to minimize this loss period.

         Please further note that we have no agreements or arrangements for additional financing and we can provide no assurance that additional funding will be available to us on acceptable terms in order to enable us to complete our plan of operations.

         Our capital requirements depend on numerous factors, including the rate of market acceptance of our services, our ability to maintain and expand our customer base, the level of resources devoted to developing and expanding our marketing and sales organization and our research and development activities and the type of agreements reached with our research facilities and/or veterinarians. The timing and amount of such capital requirements cannot accurately be predicted at this time.

         If capital requirements differ from those currently planned, we may require still additional financing. We have no commitments for any such additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms. Any additional equity financing may dilute the interests of our present shareholders, and debt financing if available may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. We will not be able to continue operations if such additional financing is not obtained.

PRODUCT RESEARCH AND DEVELOPMENT

         The Company plans to engage the services of several veterinarians to formulate and test the products we intend to market. These products will address three specific niche areas. Palatability, type of delivery system, and illnesses that mask other symptoms. Specifically, it is our intention to develop a unique stress formula, that both tastes good, and can be effectively administered. We cannot guarantee that our efforts to secure the services of said veterinarians will be successful and as such may then adversely affect our business plan.

ANTICIPATED PURCHASE OF PLANT AND EQUIPMENT

         We do not anticipate purchasing any manufacturing facilities or significant equipment within the first 24 months of our operation.

         We intend within the next 24 months to have a staff of approximately 6 employees. We can provide no assurance that we will be able to effectively manage the expansion of our operations, or that of our infrastructure, facilities, systems, procedures or controls will be adequate to support our operations. Our inability to effectively manage our future growth could have a material adverse effect on our business, financial condition and resultant operations.

ITEM 18. DESCRIPTION OF PROPERTY

         The Company currently subleases space at 19 Benthaven Place, Boulder, CO 80305 from Marianne Sun, an officer and director of the Company at no charge.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the past two years, we have not entered into a transaction with a value in excess of $60,000 with a director, officer or beneficial owner of 5% or more of the Company's capital stock.

ITEM 20: MARKET FOR COMMON EQUITY AND RELATED STOCK MATTERS

MARKET INFORMATION

         Our common stock is not traded on any exchange. We plan to eventually seek a listing on the NASD Over The Counter Bulletin Board ("OTCBB"), once our registration statement has cleared comments of the Securities and Exchange Commission, if ever. We cannot guarantee that we will obtain such a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

DIVIDENDS

         We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

ITEM 21. EXECUTIVE COMPENSATION

         The Company employs its officers on an "at will" basis at the pleasure of the Board of Directors.

SUMMARY COMPENSATION TABLE

       There was no executive or officer who received any cash compensation in excess of $100,000 in the years of 2001 and 2002.

     OFFICERS                   SALARY                OTHER ANNUAL COMPENSATION
     --------                   ------                -------------------------
1.  Marianne Sun                $30,000                         $ -0-

2.  Paul Haberstroh             $ -0-                           $ -0-

3.  Nancy Kleiner               $ -0-                           $ -0-

         No officer or director has been granted a stock purchase option at this time.

         Marianne Sun was issued a total of 10,000,000 shares of restricted common stock for services rendered to the Company and for the payment of Company expenses.

         Paul Haberstrok and Nancy Kleiner were each issued a total of 250,000 shares of restricted common stock as compensation for their employment services for the calendar year 2002.

ITEM 22: FINANCIAL STATEMENTS

         See List of Exhibits at Item 27.

ITEM 23: CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares to be sold in this Offering. This prospectus does not contain all the information contained in the registration statement. For further information about shares in this offering and about our business, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. We have described all material information for each contract, agreement or other document filed with the registration statement in this prospectus. However, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

         You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference from at 450 Fifth Street, NW, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including this registration statement, are also available to you without charge from the SEC website, which is located at http://222.sec.gov.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         In so far as indemnification by the Company for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and By-Laws, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

         In the event that a claim for indemnification by such director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, the Company will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this Offering. Selling security holders will pay no offering expenses.

            ITEM                                            EXPENSE
            ----                                            -------

1.  SEC Registration Fee                                  $     2.44

2.  Legal Expenses*                                        15,000.00

3.  Accounting Fees and Expenses*                           5,000.00

4.  Miscellaneous*                                          2,500.00
                                                          ----------
                                              TOTAL       $22.502.44
                                                          ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         (a) RECENT SALES: The Company had the following stock issuances as described below. All such shares were sold by the officers and directors of the Company and no underwriters were utilized.

         1. On December 19, 2001,10,000,000 shares of common stock were issued to Marianne Sun, the President and director of the Company, for services rendered to the Company and for payment of Company expenses.

         2. On December 19, 2001,1,000,000 shares of common stock were issued to two (2) investors for cash for a total offering of $10,000.

         3. From January 7, 2002 to February 28, 2001, a total of 1,600,000 shares of common stock were issued to four (4) investors for cash for a total offering of $16,000.

         4. On January 25, 2002, 250,000 shares of common stock were issued to a Vice-President and director of the Company as compensation for his employment services for the calender year 2002.

         5. On January 25, 2002, 250,000 shares of common stock were issued to Nancy Kleiner, a Vice-President and director of the Company as compensation for her employment services for the calendar year 2002.

         6. From January 25, 2002 through February 28, 2002, a total of 52,600 shares of common stock were issued to twenty six (26) investors for cash for a total offering of $26,300.

         (b) EXEMPTIONS FROM REGISTRATION: With respect to the issuance of the 13,152,600 common shares listed at Item 4(a)1 through 4(a)6, such issuances were made in reliance on the private placement exemptions provided by Section 4(2) of the Securities act of 1933 as amended, (the "Act") and Nevada Revised Statutes Sections 78.211, 78.215, 78.3784, 78.3785 and 78.3791 (collectively the "Nevada
Statutes").

         (a) BASIS FOR RELIANCE UPON EXEMPTION FROM REGISTRATION: The Company has relied upon the private placement exemptions from registration provided by section 4(2) of the Securities act of 1933 as amended (the "Act"). The shares were issued pursuant to Section 4(2) of the Act which exempts from registration transactions by an issuer not involving a public offering. This offering exemption is available to any issuer but prohibits general solicitation or advertising. Prospective purchasers must have access to information about the issuer. The Company utilized this Section 4(2) exemption by providing prospective purchasers with such sufficient information and required that all such purchasers be financially sophisticated; have a certain net worth and have the ability to bear the risk of loss of their respective investments.

         In each instance, each of the share purchasers had access to sufficient information regarding the Company so as to make an informed investment decision. More specifically, each purchaser signed either a Subscription Agreement or a Share Purchase Agreement, with respect to their financial status and investment sophistication wherein they warranted and represented, among other things, the following:

          1. That they had the ability to bear the economic risks of investing in the shares of the Company.

          2. That they had sufficient knowledge in financial, business, or investment matters to evaluate the merits and risks of the investment.

          3. That they had a certain net worth sufficient to meet the suitability standards of the Company.

          4. That the Company has made available to them, his counsel and his advisors, the opportunity to ask questions and that they have been given access to any information, documents, financial statements, books and records relative to the Company and an investment in the shares of the Company.

ITEM 27. EXHIBITS

         The following documents are enclosed herein pursuant to the requirements of Item 601 of Regulation S-B.

      EXHIBIT NO.      DESCRIPTION
      -----------      -----------
          1.           Articles of Incorporation

          2.           By-Laws

          3.           Legal Opinion of
                       Carmine J. Bua, III, Esq.

          4.           Consent of Experts - Brock
                       and Company, Certified Public Accountants

          5.           Financial Statements pursuant
                       to requirements of Item 310 of
                       Regulation S-B


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ITEM 28. UNDERTAKINGS

         The undersigned Registrant undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (a) Include any prospectus required by Section 10(a)(3) of the Securities act of 1933; (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
(c) Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered by this registration statement, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Boulder, State of Colorado, on March 13, 2002.

                                       EQUINE NUTRACEUTICALS, INC.



                                       BY: /s/ Marianne Sun
                                          ------------------------------------
                                             MARIANNE SUN
                                             President

         In accordance with the requirements of the Securities Act of 1933, ths registration statement was signed by the following persons in the capacities and on the dates stated.



/s/ Marianne Sun                   Director and Treasurer         March 13, 2002
--------------------------
    MARIANNE SUN



/s/ Paul Haberstroh                Director                       March 13, 2002
--------------------------
    PAUL HABERSTROH


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